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                                                                      EXHIBIT 12

               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1997 through 2001
                    and Twelve Months Ended January 31, 2002
                       (in thousands except ratio amounts)
                       -----------------------------------

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
                                             January 31,
                                                2002           2001           2000           1999           1998           1997
                                             -----------     ---------      ---------      ---------      ---------      ---------
Earnings:
   Pre-tax income from continuing
     operations                               $  84,635      $  90,683      $  99,199      $ 103,077      $ 100,938      $  86,484
   Distributed income of equity
     investees                                   10,360          9,885          4,255             --             --          9,252
   Fixed charges                                 45,656         47,793         44,368         37,978         38,415         39,263
                                              ---------      ---------      ---------      ---------      ---------      ---------
     Total Adjusted Earnings                  $ 140,651      $ 148,361      $ 147,822      $ 141,055      $ 139,353      $ 134,999
                                              =========      =========      =========      =========      =========      =========

Fixed Charges:
   Interest                                   $  44,083      $  45,286      $  42,010      $  35,911      $  36,453      $  36,949
   Amortization of debt expense                     383            420            465            323            304            346
   One-third of rental expense                    1,190          2,087          1,893          1,744          1,658          1,968
                                              ---------      ---------      ---------      ---------      ---------      ---------
     Total Fixed Charges                      $  45,656      $  47,793      $  44,368      $  37,978      $  38,415      $  39,263
                                              =========      =========      =========      =========      =========      =========

Ratio of Earnings to Fixed Charges                 3.08           3.10           3.33           3.71           3.63           3.44
                                              =========      =========      =========      =========      =========      =========
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